EXHIBIT 99.1

[WACKENHUT LOGO]

4200 Wackenhut Drive, Palm Beach Gardens, FL 33410

NEWS RELEASE

NYSE: WAK, WAKB

FOR IMMEDIATE RELEASE

Wackenhut Shareholders Adjourn Meeting until May 8, 2002

     Palm Beach Gardens, Florida – May 3, 2002 — The Wackenhut Corporation (NYSE: WAK and WAKB) convened a special shareholders meeting today at 9:00 am (Eastern time) to consider approval and adoption of the merger agreement between The Wackenhut Corporation and Group 4 Falck, dated March 8, 2002. However, The Wackenhut Corporation and Group 4 Falck have yet to receive all necessary consents and approvals that are required from regulatory agencies before the merger can be accomplished.

     Shareholders, therefore, voted to adjourn the meeting and defer the vote on the merger agreement until May 8, at 9:00 am. The meeting will be reconvened at The Palm Beach Gardens Marriott, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410.

     In the event that other requirements necessary for the merger have not yet been satisfied by May 8, the date for the meeting and the shareholder vote may be further adjourned.

Group 4 Falck

     Group 4 Falck, traded on the Copenhagen Exchange, is based in Denmark and has activities in more than 50 countries with over 140,000 employees and annual revenues of approximately $2.5 billion. It is the market leader in over half the countries in which it operates.

The Wackenhut Corporation

     The Wackenhut Corporation has 68,000 employees and 2001 revenues of $2.8 billion. It was founded in 1954, and is the largest U.S.-based provider of security services. Its principal business lines include security-related services, correctional services, and flexible staffing.

     Additional information is available from both companies at their respective web sites: www.group4falck.com and www.wackenhut.com.

     This press release contains forward-looking statements regarding future events and future performance of the Company. Such statements involve risks and uncertainties that may cause the results to differ materially from the statements made in this news release or otherwise made by or on behalf of the Company. These risks and uncertainties include but are not limited to: general economic conditions, regulatory developments, competitive factors and pricing pressures, and other factors as discussed in the documents filed by the Company with the Securities and Exchange Commission. Such filings include, inter alia, the Company’s Proxy, Form 10K, Form 10Q and Form 8K reports.